UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number   000-32619

Red Rock Mining, Inc.

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(Exact name of registrant as specified in its charter)

33671 Chula Vista, Monarch Beach, CA. 92629

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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Preferred Stock, par value $.0.001; Common Stock, par value $0.001

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(Title of each class of securities covered by this Form)

None

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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

Rule 12g-4(a)(1)(i)       [ ]       Rule 12h-3(b)(1)(i)      [ ]

Rule 12g-4(a)(1)(ii)      [X]       Rule 12h-3(b)(1)(ii)     [ ]

Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(i)      [ ]

Rule 12g-4(a)(2)(ii)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]

                                    Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:   37

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 22, 2004

        Red Rock Mining, Inc.

By:_______________________________________________

 Al Kau, Chief Executive Officer